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                                     [LOGO]
                                DORAL FINANCIAL
                             CORPORATION LETTERHEAD




FOR IMMEDIATE RELEASE            Date:           October 7, 1998

                                 For:            Doral Financial Corporation

                                 Contact:        Richard F. Bonini
                                                 Senior Executive Vice President
                                                 (212) 508-0340

                                                 Mario S. Levis
                                                 Executive Vice President
                                                 (787) 749-7108




                           DORAL FINANCIAL CORPORATION
          REPORTS RECORD EARNINGS FOR THE THIRD QUARTER AND NINE-MONTHS
       ENDED SEPTEMBER 30, 1998, AN INCREASE OF 62% AND 61% RESPECTIVELY


         San Juan, Puerto Rico, October 7, 1998 - Doral Financial Corporation (NASDAQ: DORL), a diversified financial services company and the leading mortgage banker in Puerto Rico, today reported record results for the third quarter and nine-month period ended September 30, 1998.

         Net income for the quarter ended September 30, 1998, amounted to a record $13.9 million, compared to $8.6 million for the 1997 third quarter, an increase of 62%. For the first nine months of 1998, Doral Financial earned a record $38.0 million, compared to $23.6 million for the same period of 1997, an increase of 61%. Earnings per diluted share were $0.33 and $0.91 for the quarter and nine months ended September 30, 1998, as compared to $0.22 1/2 and

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$0.62 per diluted share for the corresponding periods of 1997. Per share results have been adjusted to reflect the two-for-one stock split of Doral's common stock effected on May 20, 1998.

         Net interest income for the third quarter of 1998 decreased slightly to $7.6 million from $7.9 million a year ago. For the nine months of 1998, net interest income was $24.2 million, compared to $20.9 million for the corresponding period a year ago, an increase of 16%. Doral Bank contributed net interest income of $3.8 million and $9.9 million for the third quarter and nine months ended September 30, 1998, compared to $2.6 million and $7.3 million for the respective periods of 1997. For the third quarter of 1998, mortgage loan sales and fees increased by $9.5 million to $16.7 million, an increase of 132%. For the nine months ended September 30, 1998 and 1997, mortgage loan sales and fees amounted to $39.7 million and $18.2 million, respectively, for an increase of 118%. The increase was principally due to higher volume and gains on the sale of mortgage loans and mortgage-backed securities.

         The volume of mortgage loan originations and purchases for the quarter was $567 million, compared to $282 million for the corresponding 1997 period, an increase of 101%. For the first nine months of 1998, the volume of mortgage loan originations and purchases was $1.5 billion, compared to $716 million for the same 1997 period, which represents an increase of 109%. Significantly, 86% of Doral's mortgage production consisted of internal loan originations, which continues to be the highest in Puerto Rico and one of the highest in the nation for any publicly traded mortgage banking company. Residential refinancing comprised 61% and 62% of production, respectively, for the quarter and nine months ended September 30, 1998, compared to 54% and 51% for the respective 1997 periods.


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The sustained high level of originations reflects a favorable interest rate environment and the Company's efforts to continue to better serve the consumer.

         For the third quarter of 1998, servicing income increased to $5.5 million, compared to $3.8 million for the same 1997 period, an increase of 43%. Servicing income for the first nine months of 1998 increased to $15.7 million from $10.9 million a year ago, an increase of 44%. The increase in servicing income for the quarter and nine-month period reflects the growth of the Company's mortgage servicing portfolio. Doral's servicing portfolio increased to $5.5 billion at September 30, 1998, from $3.6 billion as of September 30, 1997.

         Non-interest expenses for the third quarter and first nine months of 1998 were $15.3 million and $40.1 million respectively, compared to $9.6 million and $23.8 million a year ago, reflecting the expansion of the Company's loan origination capacity and banking operations and the increased costs associated with the substantial growth of the servicing portfolio.

         Salomon Levis, Chairman and Chief Executive Officer of Doral Financial, said, "For the quarter ended September 30, 1998, Doral Financial attained new historical records for any three-month period in loan originations, size of servicing portfolio, net income, and stockholder's equity." Mr. Levis added, "We are upbeat about Doral's future growth both in Puerto Rico and the continental United States, where great opportunities lie ahead". Mr. Levis took the opportunity to state that, "After the passage of Hurricane Georges through Puerto Rico more than two weeks ago the Company is fully operational and demand for Doral Financial's products and services is strong. The Company has responded to the needs of the Community with its traditional sense of outstanding service."


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         Founded in 1972, Doral Financial Corporation is a bank holding company and a diversified consumer finance company. Through H.F. Mortgage Bankers Division, Doral Mortgage Corporation, and Centro Hipotecario, Inc., Doral Financial is the leading mortgage banker in Puerto Rico.

         The Company has thirty-five retail offices (twenty-two mortgage offices in Puerto Rico, two mortgage offices in Florida, one mortgage office in New York, one mortgage office in Chicago, eight bank branches in Puerto Rico, and one broker-dealer office in Puerto Rico) and engages in the origination, sale, and servicing of mortgage loans, as well as commercial banking through Doral Bank, a Puerto Rico commercial bank and broker-dealer services through Doral Securities, Inc.. The Company also entered the mortgage banking business in the New York City area during the second quarter of 1998, and in the Chicago area during the third quarter of 1998, with the opening of a mortgage banking subsidiary under the name of "Doral Money, Inc."








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                          DORAL FINANCIAL CORPORATION
                          ---------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                 (NASDAQ:DORL)
                                  (Unaudited)

STATEMENT OF INCOME
---------------------------------------------
(Dollars in thousands, except per share data)

                                                                  Quarter Ended                       Nine-Months Ended
                                                                  -------------                       -----------------
                                                       Sept. 30, 1998     Sept. 30, 1997      Sept. 30, 1998       Sept.30, 1997
                                                       --------------     --------------      --------------       -------------

Interest Income                                          $     38,556       $     23,026       $    104,563       $    64,099

Interest Expense                                               30,924             15,100             80,368            43,214
                                                         ------------       ------------       ------------       -----------

Net Interest Income                                             7,632              7,926             24,195            20,885

Provision for loan losses                                         163                100                474               465
                                                         ------------       ------------       ------------       -----------

Net Interest Income after provision for loan losses             7,469              7,826             23,721            20,420
                                                         ------------       ------------       ------------       -----------

Non-interest income:
         Mortgage loans sales and fees                         16,654              7,166             39,709            18,223
         Servicing income                                       5,469              3,816             15,673            10,863
         Gain on sale of servicing assets                           0                  0              1,829                 0
         Other income                                             847                398              1,998             1,128
                                                         ------------       ------------       ------------       -----------

Total  non-interest income                                     22,970             11,380             59,209            30,214
                                                         ------------       ------------       ------------       -----------

Non-interest expense:
         Compensation and benefits                              5,961              3,174             13,378             6,308
         Taxes, other than payroll                                465                375              1,266             1,019
         Advertising                                            1,420                791              4,234             2,520
         Professional services                                  1,088                831              2,964             2,395
         Telephone                                                709                544              1,974             1,531
         Rent                                                     865                647              2,374             1,844
         Maintenance                                              438                253              1,038               701
         Other                                                  4,378              3.011             12,901             7,495
                                                         ------------       ------------       ------------       -----------

Total non-interest expense:                                    15,324              9,626             40,129            23,813
                                                         ------------       ------------       ------------       -----------

Income before income taxes                                     15,115              9,580             42,801            26,821
                                                         ------------       ------------       ------------       -----------

Income taxes
         Current                                               (1,203)             1,038              5,905             2,397
         Deferred                                               2,440                (50)            (1,082)              793
                                                         ------------       ------------       ------------       -----------

Total income taxes                                              1,237                988              4,823             3,190
                                                         ------------       ------------       ------------       -----------

Net Income                                               $     13,878       $      8,592       $     37,978       $    23,631
                                                         ============       ============       ============       ===========

Earnings Per Share (1):
         Basic                                           $       0.34       $       0.24       $       0.94       $      0.65
         Diluted                                         $       0.33       $   0.22 1/2       $       0.91       $      0.62

Weighted Common Shares Outstanding (1):
         Basic                                             40,428,920         36,794,920         39,776,664        36,641,484
         Diluted                                           42,416,813         38,728,632         41,743,051        38,728,632






(1) Adjusted to reflect the two-for-one stock split effected on May 20, 1998.




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                           DORAL FINANCIAL CORPORATION
                           ---------------------------
                                  (NASDAQ:DORL)



SELECTED BALANCE SHEET AND OPERATING DATA
-------------------------------------------------------
(Dollars in thousands, except cash dividends per share)





                                                                            As Of
                                                                            -----
BALANCE SHEET DATA                                           Sept. 30, 1998       Dec 31, 1997
------------------                                           --------------       ------------
                                                               (Unaudited)          (Audited)
Money Market Investments                                       $  148,935          $  157,404
Mortgage Loans Held for Sale, Net                                 670,194             406,297
Securities Held for Trading                                       692,405             620,288
Securities Held to Maturity                                       130,764             143,534
Securities Available for Sale                                     490,641             240,876
Loans Receivable, Net                                             200,327             133,055
Total Assets                                                    2,715,539           1,857,789
Stockholders' Equity                                              259,382             186,955



                                                               For the Nine-month Period Ended
                                                               -------------------------------
OPERATING DATA                                              Sept. 30, 1998        Sept. 30, 1997
--------------                                              --------------        --------------
Mortgage Loans Origination and Purchases                       $1,497,000           $  716,000
Loan Servicing Portfolio                                       $5,500,000           $3,600,000

FINANCIAL RATIOS                                              For the Nine-month Period Ended
----------------                                              -------------------------------
Return on Average Assets                                         2.21%                 2.38%
Return on Average Equity                                        22.69%                19.62%

CASH DIVIDENDS PER SHARE (1)
----------------------------         For the Quarter Ended               For the Nine Months Ended
                                     ---------------------               -------------------------
                                Sept. 30, 1998    Sept. 30, 1997     Sept.30, 1998     Sept. 30, 1997
                                --------------    --------------     -------------     --------------
Cash Dividends
    Common                        $ 0.06             $0.05             $ 0.17              $0.14
    Preferred (2)                 $20.00             -----             $60.00              -----


(1) Adjusted to reflect the two-for-one stock split effected on May 20, 1998.

(2) Represent dividend on 8,460 outstanding shares of the Company's 8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000 per share) which have been privately placed with a local financial institution.